AUDIT COMMITTEE CHARTER

Adopted by the Board of Directors of Puda Coal, Inc.

Effective August 28, 2007

I.   PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company’s systems of internal controls regarding finance and accounting that management and the Board of Directors have established; and the Company’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee will encourage continuous improvement of the Company’s financial reporting policies, procedures and practices at all levels. It is understood, however, that management is responsible for preparing the Company’s financial statements and ensuring that they are complete, accurate and prepared in accordance with general accepted accounting principles and applicable laws and the independent auditors are responsible for auditing those statements. The Audit Committee’s primary duties and responsibilities are to:

1. Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control systems including antifraud programs and controls, disclosure controls and compliance with ethical standards.

2. Be directly responsible for the appointment and termination (subject, if applicable, to shareholder ratification), compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation.

3. Provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

II.	COMPOSITION

The Audit Committee shall be comprised of two or more directors as determined by the Board of Directors, each of whom shall be “independent,” as that term is defined in Section 10A(m) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Rules and Regulations (the “Regulations”) of the Securities and Exchange Commission, and shall otherwise meet the applicable independence and financial literacy requirements of The Nasdaq Stock Market. At least one member of the Committee shall be an “audit committee financial expert”, as that term is defined in the Regulations, and shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The members of the Audit Committee shall be elected by the Board of Directors until their successors shall be duly elected and qualified. The Board of Directors may remove members of the Audit Committee with or without cause.

The compensation of the Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than fees paid in his or here capacity as a member of the Board of Directors, or of a committee of the Board.

III.  MEETINGS

The Audit Committee shall meet at least four times annually, or more frequently as determined by the Audit Committee. The meetings can be conducted in person or by teleconference. As part of its job to foster open communication, the Audit Committee will, as determined by the Audit Committee, meet periodically with management, the internal audit director (or outside consultants until such time as the Company hires an internal audit director) and the independent accountants in separate sessions to discuss any matters that the Audit Committee or either of these groups believe should be discussed privately. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

IV.  RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Audit Committee is expected to consider the following actions in the oversight of the activities of the Company related to internal control and financial reporting and compliance with laws and regulations:

1.   Internal Control

A.  Evaluate whether management is setting the appropriate tone at the top by communicating the importance of internal control and ensuring that all individuals possess an understanding of their roles and responsibilities. In connection with the foregoing, evaluate the Company’s Antifraud Programs and Controls which may include the following the elements:

(1)	Ensuring periodic fraud risk assessments are performed;

(2)	Creating an antifraud control environment;

(3)	Assisting in designing and implementing antifraud programs and control activities;

(4)	Communicating and sharing information; and

(5)	Monitoring activities in concert with established procedures and guidelines.

B.  Focus on the extent to which independent accountants review computer systems and applications, and the contingency plan for processing financial information in the event of a systems breakdown.

C.  Review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertions.

D. After such time as the Company hires an internal audit director, review the scope and results of internal audits, review periodic reports on the internal audit director’s significant recommendations to management and management’s responses and evaluate the performance of the internal audit director. In connection with the foregoing, periodically review with the internal audit director any significant difficulties, disagreements with management personnel or scope restrictions encountered in the course of the functions work. Until such time as the Company hires an internal audit director, the Audit Committee may review the scope and results of reports and analyses with respect to internal control prepared by any outside consultants engaged by the Company for such purposes.

E.  Review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

F.  Review and approve all “related party transactions,” as that term is defined in Section 404 of Regulation S-K or Section 404 of Regulation S-B, on an ongoing basis.

G.  Request that the independent accountants keep the Audit Committee informed about fraud, illegal acts, deficiencies in internal control and certain other matters.

2.   Financial Reporting

A.	General

(1)	Discuss significant accounting and reporting issues.

(2)	Ask management and the independent accountants about significant risks and exposures and the plan to minimize such risks.

B.	Annual Financial Statements

(1)
Review with management and the independent auditors the financial statements and disclosures to be included in the Company’s Annual Report on Form 10-K or Form 10-KSB (or the annual report to shareholders if distributed prior to the filing of Form 10-K or Form 10-KSB), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

(2)	Pay particular attention to complex and/or unusual transactions such as revenue recognition for large contracts and restructuring charges.

(3)
Focus on judgmental areas such as those involving valuation of assets and liabilities, including, for example the accounting for impairment of long lived assets, allowance for doubtful accounts and other commitments and contingencies.

(4)
Instruct the independent accountant to report to the Audit Committee on all critical accounting policies of the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the auditors, and other material written communication between the auditors and management.

(5)	Request that the independent accountants communicate any other required matters to the Audit Committee, including disclosures required under Independence Standards Board Standard No. 1 and SAS 61.

C.    Interim Financial Statements

(1)
Be briefed on how management prepares and reports quarterly financial information, the extent to which independent accountants review quarterly financial information and whether that review is performed on a preissuance or post-issuance basis.

(2)
Review the interim financial statements and disclosures with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q or Form 10-QSB. The chair of the committee may represent the entire committee for the purposes of this review.

(3)	To gain insight into the interim financial statements and disclosures, obtain explanations from management and from the independent accountants on whether:

a.	actual financial results for the quarter varied significantly from budgeted or projected results;

b.	changes in financial ratios and relationships in the quarterly financial statements are consistent with changes in the Company’s operations;

c.	generally accepted accounting principles have been consistently applied;

d.	there are any actual or proposed changes in accounting or financial reporting practices;

e.	there are any significant or unusual events or transactions;

f.	the Company’s financial and operating controls are functioning effectively;

g.	the Company has complied with the terms of loan agreements or security indentures; and

h.	the interim financial statements contain adequate and appropriate disclosures.

(4)
Instruct the independent accountant to report to the Audit Committee on all critical accounting policies of the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the auditors, and other material written communication between the auditors and management.

(5)	Request that the independent accountants communicate any other required matters to the Audit Committee.

3.   External Audit and Non-Audit Services

A.  Review the independent accountants' proposed audit scope and approach.

B.  Review and evaluate the performance of the independent accountants and, if so determined by the Audit Committee, replace the independent accountants.

C.  Discuss and confirm the independence of the independent accountants by discussing the non-audit services provided and the accountants' assertion of their independence in accordance with professional standards.

D.  Approve, in advance of their performance, all professional services to be provided to the Company by its independent auditor, provided that the Audit Committee shall not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. The Audit Committee may delegate to a designated member or members of the Audit Committee the authority to approve such services so long as any such approvals are disclosed to the full Audit Committee at its next scheduled meeting.

4.   Other Responsibilities

A.  Discuss with the independent accountants their significant findings and recommendations.

B.  Review the policies and procedures in effect for considering officer’s expenses and perquisites.

C.  If the Audit Committee shall determine it to be necessary, obtain advice and assistance from internal legal or other advisors, institute special investigations and, if appropriate, hire special counsel, advisors or experts to assist.

D.  Periodically discuss changes to and update the charter of the Audit Committee, receiving approval of changes from the Board of Directors.

E.  Regularly update the Board of Directors about Audit Committee activities and make appropriate recommendations.

F.  Maintain minutes or other records of meetings and activities of the Audit Committee.

G.  Establish a procedure for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

H.  Prepare an audit committee report to be included in the Company’s annual proxy statement, as required by the Regulations.

I.  Receive reports from the Company’s attorneys of evidence of material violations of securities laws or breaches of fiduciary duty.

J. Fulfill other duties as may be delegated from time to time by the Board of Directors.

V.   AUTHORITY

By adopting this Charter, the Board of Directors delegates to the Audit Committee full and exclusive authority to:

1.	Perform each of the responsibilities of the Audit Committee described above.

2.	Appoint a chair of the Audit Committee, unless a chair is designated by the Board. The chair may act on behalf of the Audit Committee on all matters.

3.
Cause the officers of the Company to provide such funding as the Audit Committee shall determine to be appropriate for payment of compensation to the Company’s independent auditor and any legal counsel or other advisers engaged by the Audit Committee.